                            STOCK PURCHASE AGREEMENT

                           dated as of April 17, 1997

                                 by and between

                           NATC HOLDING COMPANY, LTD.

                                       and

                               NTC HOLDING, L.L.C.

                               with respect to all

                          outstanding capital stock of

                             NATC HOLDINGS USA, INC.


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                                TABLE OF CONTENTS

                  This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.




                                                                 Page
                                                                  No.
                                                                 ----


                                   ARTICLE I.

                           SALE OF SHARES AND CLOSING

         1.01  Purchase and Sale.................................  1
         1.02  Purchase Price; Option Cancellation Payment.......  1
         1.03  Closing...........................................  3

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         2.01  Corporate Existence of Seller.....................  3

         2.02  Authority.........................................  3
         2.03  Corporate Existence of the Company................  4
         2.04  Capital Stock.....................................  4
         2.05  Subsidiaries......................................  4

         2.06  No Conflicts......................................  5
         2.07  Governmental Approvals and Filings................  5
         2.08  Books and Records.................................  5
         2.09  Financial Statements and Condition................  6
         2.10  Taxes.............................................  8
         2.11  Legal Proceedings.................................  8
         2.12  Compliance With Laws and Orders...................  8
         2.13  Company Plans; ERISA..............................  9
         2.14  Real Property.....................................  9
         2.15  Tangible Personal Property........................ 10
         2.16  Intellectual Property Rights...................... 10
         2.17  Contracts......................................... 10
         2.18  Licenses.......................................... 12
         2.19  Insurance......................................... 12
         2.20  Affiliate Transactions............................ 12
         2.21  Labor Relations................................... 12
         2.22  Brokers........................................... 12
         2.23  Bank Accounts..................................... 13
         2.24  Customers......................................... 13
         2.25  Disclosure........................................ 13
         2.26  No Other Representations.......................... 13

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                                                                 Page
                                                                  No.
                                                                 ----


                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         3.01  Corporate Existence............................... 13
         3.02  Authority......................................... 13
         3.03  No Conflicts...................................... 13
         3.04  Governmental Approvals and Filings................ 14
         3.05  Legal Proceedings................................. 14
         3.06  Purchase for Investment........................... 14
         3.07  Financing......................................... 14
         3.08  Brokers........................................... 14
         3.09  Disclosure........................................ 15


                                   ARTICLE IV.

                               COVENANTS OF SELLER

         4.01  Regulatory and Other Approvals.................... 15
         4.02  HSR Filings....................................... 15

         4.03  Investigation by Purchaser........................ 16
         4.04  No Solicitations.................................. 16
         4.05  Conduct of Business............................... 16
         4.06  Noncompetition.................................... 16
         4.07  Fulfillment of Conditions......................... 17


                                   ARTICLE V.

                             COVENANTS OF PURCHASER

         5.01  Regulatory and Other Approvals.................... 17
         5.02  HSR Filings....................................... 18
         5.03  Fulfillment of Conditions......................... 18

                                   ARTICLE VI.

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         6.01  Representations and Warranties.................... 18
         6.02  Performance....................................... 18
         6.03  Officers' Certificates............................ 19
         6.04  Orders and Laws................................... 19

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                                                                 Page
                                                                  No.
                                                                 ----

         6.05  Regulatory Consents and Approvals................. 19
         6.06  Third Party Consents.............................. 19
         6.07  Opinion of Counsel................................ 19
         6.08  Repayment of Certain Indebtedness................. 19
         6.09  Corporate Authorization........................... 19
         6.10  Good Standing..................................... 19
         6.11  Financing......................................... 19
         6.12  Contingent Obligations............................ 20

         6.13  Non-Compete Agreements............................ 20
         6.14  Member Consents................................... 20
         6.15  Certain Agreements................................ 20

                                  ARTICLE VII.

                       CONDITIONS TO OBLIGATIONS OF SELLER

         7.01  Representations and Warranties.................... 20
         7.02  Performance....................................... 20
         7.03  Officers' Certificates............................ 21

         7.04  Orders and Laws................................... 21
         7.05  Regulatory Consents and Approvals................. 21
         7.06  Third Party Consents.............................. 21
         7.07  Opinion of Counsel................................ 21
         7.08  Corporate Authorization........................... 21
         7.09  Contingent Agreement.............................. 21

                                  ARTICLE VIII.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.01  Survival of Representations and Warranties........ 21
         8.02  Net Worth of Seller............................... 22

                                   ARTICLE IX.

                                 INDEMNIFICATION

         9.01  Indemnification................................... 22
         9.02  Method of Asserting Claims........................ 23
         9.03  Exclusivity....................................... 25

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                                                                 Page
                                                                  No.
                                                                 ----

                                   ARTICLE X.

                                   TERMINATION

         10.01  Termination...................................... 25
         10.02  Effect of Termination............................ 25

                                   ARTICLE XI.

                                   DEFINITIONS

         11.01  Definitions...................................... 25


                                  ARTICLE XII.

                                  MISCELLANEOUS

         12.01  Notices.......................................... 31
         12.02  Entire Agreement................................. 33
         12.03  Expenses......................................... 33
         12.04. Transfer Taxes................................... 33
         12.05  Public Announcements............................. 34

         12.06  Confidentiality.................................. 34
         12.07  Further Assurances; Post-Closing Cooperation..... 35
         12.08  Waiver........................................... 35
         12.09  Amendment........................................ 35
         12.10  No Third Party Beneficiary....................... 36
         12.11  No Assignment; Binding Effect.................... 36
         12.12  Headings......................................... 36
         12.13  Invalid Provisions............................... 36
         12.14  Governing Law.................................... 36
         12.15  Counterparts..................................... 36

         Exhibit A                  -       Option Cancellation Agreement

         Exhibit B                  -       1997 Promotion

         Exhibit C                  -       DGG Non-Compete Agreement

         Exhibit D                  -       Africk Non-Compete Agreement

         Exhibit E                  -       Royalty Agreement

         Exhibit F                  -       Commitment Letter

         Exhibit G                  -       Bollore Consent

         Exhibit H                  -       USTC Amendment

                  This STOCK PURCHASE AGREEMENT dated as of April 17, 1997 is made and entered into by and between NTC Holding, L.L.C., a Delaware limited liability company ("Purchaser"), and NATC Holding Company, Ltd., a Bermuda corporation ("Seller"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 11.01.

                  WHEREAS, Seller owns 13,333 1/3 shares of Class A Common Stock, par value $0.01 per share, of NATC Holdings USA, Inc., a Delaware corporation (the "Company"), constituting all issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares");

                  WHEREAS, contemporaneously with the execution of this Agreement Jack Africk, the Chief Executive Officer of the Company ("Africk"), is executing a Cancellation Agreement in the form attached as Exhibit A hereto (the "Cancellation Agreement") with respect to the cancellation, effective as of the time of the Closing, of options (the "Africk Options") to purchase 3331/3 shares of Class A Common Stock previously awarded to Mr. Africk pursuant to an Option

Award Agreement dated as of March 5, 1996; and

                  WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE OF SHARES AND CLOSING

                  1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.

                  1.02 Purchase Price; Option Cancellation Payment. (a) Subject to adjustment as provided in Section 1.02(c), the aggregate purchase price for the Shares (the "Purchase Price") is an amount equal to (i) One Hundred Fifty-Three Million Six Hundred Thousand Dollars ($153,600,000) minus (ii) the Debt Payments minus (iii) the Option Cancellation Payment pursuant to Section 1.02(b).

                  (b) In addition to the Purchase Price, Purchaser shall contribute to the Company cash in an amount equal to, and immediately thereafter Purchaser shall cause the Company to pay to Africk in cash in the manner provided in Section 1.03 for the cancellation of the Africk Options pursuant to the Cancellation Agreement an amount (the "Option Cancellation Payment") equal to (i) (A) (x) One Hundred Fifty-Three Million Six Hundred Thousand Dollars ($153,600,000) minus (y) the Debt Payments multiplied by (B) two and one-half percent (2.5%) minus (ii) One Hundred Twenty-Five Thousand Dollars ($125,000).

                  (c) (i) Not later than three (3) Business Days before the Closing Date, Seller shall prepare and deliver to Purchaser an estimated calculation and statement of the Net Assets (the "Estimated Statement") based upon the books and records of the Company as of the time such books and records are closed on the day preceding the day of delivery of the Estimated Statement. The Estimated Statement shall be prepared in good faith. In the event that the amount of the estimated Net Assets set forth on the Estimated Statement (the "Estimated Net Assets") exceeds $6,754,247 (such amount representing the Net Assets as of May 31, 1996), then the Purchase Price shall be increased by the amount of such excess. In the event that the amount of the Estimated Net Assets is less than $6,754,247, then the Purchase Price shall be reduced by the amount of such deficiency.

                  (ii) As promptly as practicable, but in any event not later than forty-five (45) days after the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a consolidated balance sheet for the Company and the Subsidiary as of the Closing Date (but immediately prior to the payment of all Contingent Obligations on the Closing Date) (the "Balance Sheet"), which shall be audited by Coopers & Lybrand ("Seller's Accountant"), certified public accountants, and certified by such firm to have been prepared in accordance with GAAP consistently applied and in the manner used to prepare the financial statements described in Section 2.09. The Balance Sheet shall be accompanied by a statement (the "Statement of Net Assets") prepared by such accountants and setting forth the Net Assets as of the Closing Date, which shall be calculated by reference to the Balance Sheet.

                  (iii) Subject to subsection (iv) below, within fifteen (15) days after delivery of the Balance Sheet and the Statement of Net Assets pursuant to subsection (ii) above, (1) Seller shall pay to Purchaser the amount, if any, by which the amount of the Estimated Net Assets exceeds the Net Assets as of the Closing Date, or (2) Purchaser shall pay to Seller the amount, if any, by which the amount of the Net Assets as of the Closing Date exceeds the Estimated Net Assets. Payments, if any, by Seller or Purchaser pursuant to this subsection (iii) shall be made by wire transfer of immediately available funds. The parties shall treat any payment made pursuant to this Section as an adjustment to the Purchase Price for all purposes.

                  (iv) If Purchaser in good faith disagrees with the Balance Sheet or the Statement of Net Assets, then Purchaser shall notify Seller in writing (the "Notice of Disagreement") of such disagreement within fifteen (15) days after delivery of the Balance Sheet and the Statement of Net Assets. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Seller and Purchaser shall attempt in good faith to resolve and finally determine the Balance Sheet and the Statement of Net Assets. If Seller and Purchaser are unable to resolve the disagreement within thirty
(30) days after delivery of the Notice of Disagreement, then Seller and Purchaser shall select a mutually acceptable, nationally recognized independent accounting firm which does not then have a relationship with either of the parties hereto or any of their Affiliates (such accounting firm being hereinafter referred to as the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Seller and Purchaser within thirty
(30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of

Disagreement, and the recalculation, if any, of the Balance Sheet and the Statement of Net Assets in light of such resolution and such firm shall be deemed to be acting as experts and not as arbitrators. The fees, costs and expenses of Seller's Accountant in connection with the preparation of the Balance Sheet and the Statement of Net Assets shall be borne by Seller. The fees, costs and expenses of the Independent Accountant, if any, will be borne equally by both parties. Within ten (10) days of delivery of a notice of determination by the Independent Accountant as described above, any adjustment shall be paid as provided in subsection (iii). Any portion of the Purchase Price adjustment not in dispute shall be paid when due.

                  1.03 Closing. The Closing will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, Purchaser will pay the Purchase Price by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Purchaser by Seller at least two (2) Business Days before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser good and valid title in and to the Shares, by delivering to Purchaser a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank. In addition at the Closing, Purchaser will contribute to the Company immediately available funds in an amount equal to, and shall thereafter cause the Company to pay to Africk, the Option Cancellation Payment by wire transfer of immediately available funds to such account as Africk may reasonably direct by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date. Simultaneously, Purchaser shall pay, on behalf of the Subsidiary, the Debt Payments in full and that portion of the Bollore Payment which is to be paid at the Closing pursuant to the Bollore Consent by wire transfer of immediately available funds to the respective accounts of the Persons entitled to receive such funds. At the Closing, there shall also be delivered to Seller and Purchaser the opinions, certificates and other documents and instruments to be delivered under Articles VI and VII.

                                   ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Purchaser as follows, except as set forth in the Disclosure Schedule:

                  2.01 Corporate Existence of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Bermuda. Except for authorizations by the board of directors of Seller as described in
Section 2.02, Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares.

                  2.02 Authority. The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, are required to be duly and validly authorized by the board of directors of Seller, no other corporate action on the part of Seller being necessary; and such authorizations will be obtained on or before the date five

(5) Business Days after the date of this Agreement. Except for such board of directors authorization, this Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

                  2.03 Corporate Existence of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Seller has prior to the execution of this Agreement delivered or made available for inspection to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as currently in effect.

                  2.04 Capital Stock. The authorized capital stock of the Company consists solely of fifty thousand (50,000) shares of Class A Common Stock and fifty thousand (50,000) shares of Class B Common Stock, of which only the Shares are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable. Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except for this Agreement, there are no outstanding Options with respect to the Company. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in
Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

                  2.05 Subsidiaries. The Subsidiary is the only Person in which the Company directly or indirectly beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person. The Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of the Subsidiary's assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Subsidiary to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section
2.05 of the Disclosure Schedule lists for the Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. All of the outstanding shares of capital stock of the Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, beneficially and of record, by the Company free and clear of all

Liens. There are no outstanding Options with respect to the Subsidiary. Seller has prior to the execution of this Agreement delivered or made available for inspection to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Subsidiary as currently in effect.

                  2.06 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not (with or without notice or lapse of time or both):

                  (a) conflict with or result in a violation or breach of any of the articles of association, certificate of incorporation or by-laws (or other comparable corporate charter documents) of Seller, the Company or the Subsidiary;

                  (b) conflict with or result in a violation or breach of any Law or Order applicable to Seller, the Company or the Subsidiary or any of their respective assets and properties (other than such conflicts, violations or breaches (i) which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Company or
(ii) as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

                  (c) (i) conflict with or result in a violation or breach of,
(ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, the Company or the Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Seller, the Company or the Subsidiary or any of their respective assets and properties under, any Contract or License to which Seller, the Company or the Subsidiary is a party or by which any of their respective assets and properties is bound and which, individually or in the aggregate with other such Contracts and Licenses, is material to the validity or enforceability of this Agreement or to the Business or Condition of the Company.

                  2.07 Governmental Approvals and Filings. Except as required pursuant to the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, the Company or the Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement or to have a material adverse effect on the Business or Condition of the Company and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.


                  2.08 Books and Records. The minute books of the Company and the Subsidiary as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiary.

                  2.09 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Seller has delivered to Purchaser true and complete copies of the audited consolidated balance sheets of the Company and the Subsidiary as of December 31, 1994, 1995 and 1996, and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal periods then ended, certified by Seller's Accountant. All such financial statements were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of operations of the Company and the Subsidiary as of the respective dates thereof and for the respective periods covered thereby except, in the case of the unaudited financial statements, for the absence of footnotes and normal year end adjustments which an audit would reveal.

                  (b) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the Audited Financial Statement Date there has not been any material adverse change in the Business or Condition of the Company, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company and the Subsidiary but also affect other Persons who participate or are engaged in the lines of business in which the Company and the Subsidiary participate or are engaged.

                  (c) Since the Audited Financial Statement Date, neither the Company nor the Subsidiary has incurred any liabilities of a kind required by GAAP to be set forth on a balance sheet and which in the aggregate are material to the Business or Condition of the Company, other than liabilities incurred in the ordinary course of business.

                  (d) Except as expressly authorized or required by this Agreement, since December 31, 1996 neither the Company nor the Subsidiary has, and Seller covenants and agrees that from the date of this Agreement until the Closing Date neither the Company nor the Subsidiary will have,:

                  (i) amended its certificate of incorporation or by-laws or comparable instruments or merged with or into or consolidated with any other Person, or changed or agreed to rearrange in any material respect the character of its business (except that the Company may amend its certificate of incorporation to change its name as contemplated by Section 12.16);


                  (ii) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock;

                  (iii) entered into, amended or terminated any (x) employment agreement, (y) adopted, entered into or amended any arrangement which is, or would be, a Company Plan or (z) made any change in any actuarial methods or assumptions used in funding any Company Plan or in the assumptions or factors used in determining benefit equivalences thereunder;

                  (iv) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation, in each case in excess of $25,000 individually or in the aggregate;

                  (v) declared, set aside or paid any dividends or declared or made any other distributions of any kind to its stockholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock other than cash distributions to its stockholders;

                  (vi) knowingly waived any right of material value to its business;

                  (vii) made any change in its accounting methods or practices or made any changes in depreciation or amortization policies or rates adopted by it or made any material write-down of inventory or material write-off as uncollectible of accounts receivable;

                  (viii) made any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same, other than increases made in the ordinary course consistent with past practice;


                  (ix) entered into any transactions with any of its Affiliates, stockholders, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the ordinary course of business consistent with past practice), or any Affiliate of any stockholder, officer, director, consultant, employee, agent or other representative;

                  (x) made any payment or commitment to pay any severance or termination pay to any Person or any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay such Persons or its officers, directors, employees in the ordinary course of business;

                  (xi) (A) entered into any lease (as lessor or lessee), (B) sold, abandoned or made any other disposition of any of its assets or properties other than in the ordinary course of business consistent with past practice; or (C) granted or suffered any Lien on any of its assets or properties other than Permitted Liens and sales of inventory in the ordinary course of business;

                  (xii) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

                  (xiii) paid, directly or indirectly, any of its liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business, except to obtain the benefit of discounts available for early payment; or

                  (xiv) made any capital expenditures or commitments for capital expenditures in an aggregate amount exceeding $25,000.

                  2.10 Taxes. (i) All Tax Returns required to be filed with respect to the Company and the Subsidiary have been timely filed; (ii) such Tax Returns were true, correct and complete in all material respects; (iii) all Taxes owed by the Company and the Subsidiary have been timely paid (other than such Taxes not exceeding $100,000 in the aggregate); (iv) neither the Company nor the Subsidiary has entered into any agreement extending the statute of limitations with respect to the collection or assessment of any Taxes; (v) no consent under Section 341(f) of the Code has been filed with respect to the Company or the Subsidiary; and (vi) neither the Company or the Subsidiary are or have been United States real property holding corporations, as defined in Code
Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1). Neither the Company nor the Subsidiary has executed or filed with the IRS or any other taxing authority any agreement extending the period for assessment or collection of any Taxes. No examination by any taxing authority of the Company's or the Subsidiary's Tax Returns is pending which could reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

                  2.11 Legal Proceedings. (a) (i) There are no Actions or Proceedings pending against Seller, the Company or the Subsidiary or any of their respective assets and properties; and (ii) to the Knowledge of Seller, there are no Actions or Proceedings threatened against Seller, the Company or the Subsidiary or any of their respective assets and properties except, in the case of this clause (ii), where such Actions or Proceedings could not reasonably be expected, individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the Business or Condition of the Company or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; and

                  (b) there are no Orders outstanding against the Company or the Subsidiary which, individually or in the aggregate with other such Orders, materially adversely affect the Business or Condition of the Company.

                  2.12 Compliance With Laws and Orders. Neither the Company nor the Subsidiary is or has been in violation of or in default under any Law or Order (including, without limitation, any Law or Order relating to or otherwise involving the protection of the environment) applicable to the Company or the Subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, could reasonably be expected to be materially adverse to the Business or Condition of the Company.

                  2.13 Company Plans; ERISA. There are no Company Plans other than those listed on Section 2.13 of the Disclosure Schedule. With respect to each Company Plan, to the extent applicable:

                  (a) Such Company Plan has been maintained and operated in material compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable governmental laws and regulations;

                  (b) There is no material suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the Knowledge of Seller threatened, alleging any breach of the terms of any such Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any such Company Plan;


                  (c) (i) No ERISA Event has occurred as to which the Company or any ERISA Affiliate was required to file a report with the PBGC and (ii) the Company and its ERISA Affiliates are not required to make, or accrue an obligation to make, contributions to any Multiemployer Plan and, during the past five years, neither the Company nor any ERISA Affiliate has been required to make, or accrued an obligation to make, any contribution to any Multiemployer Plan; and

                  (d) True, correct, and complete copies of the applicable following documents have been delivered to Purchaser: (i) all current Company Plan documents; (ii) the most recently filed Forms 5500 with applicable attachments; and (iii) all current summary plan descriptions.

                  2.14 Real Property. (a) Section 2.14(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company or the Subsidiary (as lessee). Neither the Company nor the Subsidiary owns any real property or leases any real property to others.

                  (b) Each of the Company and the Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under leases referred to in paragraph (a) above for the full term of the lease thereof. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiary and, to the Knowledge of Seller, of each other Person that is a party thereto, and neither the Company nor the Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect thereunder.

                  (c) Seller has delivered or made available for inspection to Purchaser prior to the execution of this Agreement true and complete copies of all leases referred to in paragraph (a) above.

                  (d) To the Knowledge of Seller the improvements on the real property to be identified in Section 2.14(a) of the Disclosure Schedule are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

                  2.15 Tangible Personal Property. The Company or the Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property which is used in, and individually or in the aggregate with other such property is material to, the Business or Condition of the Company. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and is in all material respects in good working order and condition, ordinary wear and tear excepted.

                  2.16 Intellectual Property Rights. Section 2.16 of the Disclosure Schedule discloses all Intellectual Property which is used in and individually or in the aggregate with other such Intellectual Property is material to the Business or Condition of the Company, each of which the Company or the Subsidiary either has all right, title and interest in or a valid and binding license to use (and Section 2.16 of the Disclosure Schedule sets forth which of such Intellectual Property is held by license). (i) All registrations with and applications to Governmental or Regulatory Authorities in respect of Intellectual Property owned by the Company or the Subsidiary and disclosed in
Section 2.16 of the Disclosure Schedule are valid and in full force and effect,
(ii) there are no material restrictions on the direct or indirect transfer of any license, or any interest therein, held by the Company or the Subsidiary in respect of Intellectual Property disclosed in Section 2.16 of the Disclosure Schedule, (iii) neither the Company nor the Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use the Intellectual Property disclosed in
Section 2.16 of the Disclosure Schedule and (iv) to the Knowledge of Seller the Intellectual Property to be disclosed in Section 2.16 of the Disclosure Schedule is not being infringed by any other Person. Neither Seller, the Company nor the Subsidiary has received notice that the Company or the Subsidiary is infringing any Intellectual Property of any other Person, to the Knowledge of Seller no claim is pending or has been made to such effect that has not been resolved and, to the Knowledge of Seller, neither the Company nor the Subsidiary is infringing any Intellectual Property Rights of any other Person the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of the Company.

                  2.17 Contracts. (a) Section 2.17(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available for inspection to Purchaser prior to the execution of this Agreement), to which the Company or the Subsidiary is a party or by which any of their respective assets and properties is bound:

                         (i) all Contracts (excluding Company Plans) providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract;

                        (ii) all Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company or the Subsidiary to engage in any business activity or compete with any Person or prohibiting or materially limiting the ability of any Person to compete with the Company or the Subsidiary;


                       (iii) all material partnership, joint venture or stockholders' Contracts with any Person;

                        (iv) all Contracts relating to Indebtedness of the Company or the Subsidiary in excess of $25,000 individually (other than Indebtedness owing to the Company or the Subsidiary);

                         (v) all Contracts with distributors, dealers, manufacturer's representatives, sales agencies or franchisees which in any case (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or the Subsidiary of more than $25,000 in any calendar year or (B) involve an exclusive grant of right to distribute the product and, in the case of clause (A) or (B) above cannot be terminated on thirty (30) days or less notice without penalty to the Company or the Subsidiary;

                        (vi) all Contracts relating to (A) the future disposition or acquisition of any assets and properties individually or in the aggregate material to the Business or Condition of the Company, other than dispositions or acquisitions in the ordinary course of business, and (B) any Business Combination;

                       (vii) all Contracts between or among the Company or the Subsidiary, on the one hand, and Seller, any officer, director or Affiliate of Seller (other than the Company or the Subsidiary) on the other hand;

                      (viii) all collective bargaining Contracts; and

                        (ix) all other Contracts which (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or the Subsidiary of more than $25,000 in any calendar year and (B) cannot be terminated on thirty (30) days or less notice without penalty to the Company or the Subsidiary.

                  (b) Each Contract disclosed in Section 2.17(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiary and, to the Knowledge of Seller, of each other party thereto, and neither the Company, the Subsidiary nor, to the Knowledge of Seller, any other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), the effect of which, individually or in the aggregate, could reasonably be expected to be materially adverse to the Business or Condition of the Company.

                  2.18 Licenses. Section 2.18 of the Disclosure Schedule contains a true and complete list of all Licenses which are used in and individually or in the aggregate with other such Licenses material to the Business or Condition of the Company. Prior to the execution of this Agreement, Seller has delivered or made available for inspection to Purchaser true and complete copies of all such Licenses. Each such License is in full force and effect.

                  2.19 Insurance. Section 2.19 of the Disclosure Schedule contains a true and complete list of all material insurance policies currently in effect that insure the business, operations or employees of the Company or the Subsidiary or affect or relate to the ownership, use or operation of any of the assets and properties of the Company or the Subsidiary and that (i) have been issued to the Company or the Subsidiary or (ii) have been issued to any Person (other than the Company or the Subsidiary) for the benefit of the Company or the Subsidiary. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy referred to in clause (i) above is, to the Knowledge of Seller, valid and binding and in full force and effect, and no premiums due thereunder have not been paid and neither the Company nor the Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

                  2.20 Affiliate Transactions. As of the date of this Agreement,
(i) there is no Indebtedness between the Company or the Subsidiary, on the one hand, and Seller or any officer, director, employee, stockholder or Affiliate of Seller (other than the Company or the Subsidiary), on the other, (ii) neither Seller nor any such officer, director, employee, stockholder or Affiliate provides or causes to be provided any assets, services, facilities or goods to the Company or the Subsidiary which are individually or in the aggregate material to the Business or Condition of the Company and (iii) neither the Company nor the Subsidiary is a party to any contract for any assets, services, facilities or goods with Seller or any such officer, director, employee, stockholder or Affiliate of Seller.

                  2.21 Labor Relations. As of the date of this Agreement, the Company and the Subsidiary have 18 employees (it being understood that such number excludes Africk and Ron Beasly because they are consultants). No employee of the Company or the Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or the Subsidiary. Since January 1, 1994, there has been no work stoppage, strike or other concerted action by employees of the Company or the Subsidiary which materially adversely affected the Business or Condition of the Company.

                  2.22 Brokers. Except for Smith Barney Inc. ("Smith Barney"), whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or the Subsidiary for a finder's fee, brokerage commission or similar payment.

                  2.23 Bank Accounts. Section 2.23 of the Disclosure Schedule lists (i) all bank, trust, checking, savings, custody and other accounts (including without limitation any trading or other accounts maintained with any brokerage, investment banking or commodity trading firms) and lock boxes or safe deposit boxes of the Company or the Subsidiary in which there are or may be deposited monies or other assets of the Company or the Subsidiary, (ii) an indication of the purposes of each of such accounts and lock boxes or safe deposit boxes, (iii) any and all persons authorized to make withdrawals or other transfers from such accounts or lock boxes or safe deposit boxes, (iv) each bank at which the Company has borrowing authority and (v) a true, correct and complete list of any and all persons authorized to exercise such borrowing authority.

                  2.24 Customers. No customer of the Company or the Subsidiary is an Affiliate of the Company, the Subsidiary or Seller.

                  2.25 Disclosure. No representation or warranty of Seller contained herein contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                  2.26 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in this
Article II and in any certificate delivered pursuant to Section 6.03.

                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller as follows:

                  3.01 Corporate Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the managers and members of Purchaser, no other limited liability company action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                  3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with or result in a violation or breach of any of the certificate of formation, by-laws, operating agreement, or other comparable charter document of Purchaser;

                  (b) conflict with or result in a violation or breach of any Law or Order applicable to Purchaser or any of its assets and properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially adversely affect the validity or enforceability of this Agreement); or

                  (c) except as disclosed in Schedule 3.03 hereto, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its assets and properties is bound and which, individually or in the aggregate with other such Contracts and Licenses, is material to the validity or enforceability of this Agreement.

                  3.04 Governmental Approvals and Filings. Except as required pursuant to the HSR Act and except for a post-Closing notice to be given to the Bureau of Alcohol, Tobacco and Firearms by Purchaser, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially adversely affect the validity or enforceability of this Agreement.

                  3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  3.06 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

                  3.07 Financing. Attached hereto as Exhibit F is a true,

correct and complete copy of the Commitment Letter. The Commitment Letter has been accepted by Purchaser and all commitment fees payable on or prior to the date hereof in respect thereof have been paid.

                  3.08 Brokers. Except for UBS Securities LLC ("UBS"), whose fees, commissions and expenses are the sole responsibility of Purchaser, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, the Company or the Subsidiary for a finder's fee, brokerage commission or similar payment.

                  3.09 Disclosure. No representation or warranty of Purchaser contained herein contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

                                   ARTICLE IV.

                               COVENANTS OF SELLER

                  Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing Seller will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

                  4.01 Regulatory and Other Approvals. Seller will, and will cause the Company and the Subsidiary to, (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Seller, the Company or the Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in Sections
2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Purchaser in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.


                  4.02 HSR Filings. Seller will (a) take promptly all actions necessary to make the filings required of Seller or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal

Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

                  4.03 Investigation by Purchaser. Until the Closing, Seller will, and will cause the Company and the Subsidiary to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants and other representatives (together, "Representatives") with access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiary and their assets and properties and books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and the Subsidiary, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Company Plans, monthly financial statements and other books and records) concerning the business and operations of the Company and the Subsidiary as Purchaser or any of such other Persons reasonably may request in connection with such investigation. All information and data provided to Purchaser and its Representatives pursuant to this Section 4.03 will be subject to the provisions of Section 12.06.

                  4.04 No Solicitations. Prior to the termination of this Agreement, subject to the duties imposed by applicable Law, Seller will not take, and it will cause the Company, the Subsidiary, the shareholders of Seller and any parent company of Seller and their respective representatives, not to take, directly or indirectly, any action to initiate, assist, solicit, negotiate or accept any offer from any Person to engage in any Business Combination. For purposes hereof, "Business Combination" means any merger, consolidation or combination to which the Company or the Subsidiary is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of the Company or the Subsidiary or any sale, dividend or other disposition of all or substantially all of the assets and properties of the Company or the Subsidiary.

                  4.05 Conduct of Business. Seller will cause the Company and the Subsidiary to conduct business only in the ordinary course. Without limiting the generality of the foregoing, Seller will cause the Company and the Subsidiary to use commercially reasonable efforts, to the extent the officers of the Company believe such action to be in the best interests of the Company and the Subsidiary, to (a) preserve intact the present business organization and reputation of the Company and the Subsidiary, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company and the Subsidiary in all material respects, (c) maintain the assets and properties of the Company and the Subsidiary in good working order and condition, ordinary wear and tear excepted, and (d) maintain the good will of key customers and suppliers of the Company or the Subsidiary. In addition, Seller will cause the Company and the Subsidiary
(i) to conduct product promotions during the remainder of 1997 (the "1997 Promotions") only in accordance with the description thereof in Exhibit B hereto, (ii) to pay their trade payables and maintain their inventory in the ordinary course of business consistent with past practice (other than inconsistencies with past practice which result from the fact that the 1997 Promotions are not the same as previous promotions) and (iii) not to enter into any agreement with Republic Tobacco, L.P. with respect to any of the matters referred to in Section 2.16 of the Disclosure Schedule without the consent of Purchaser.

                  4.06  Noncompetition.  (a) Seller will, for a period of five
(5) years from the Closing Date, refrain from, directly or indirectly through its Affiliates:

                         (i) disclosing (unless required by Law or Order or other judicial or administrative process) or using any confidential or secret information relating to the Company or the Subsidiary; or

                        (ii) engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended), the Restricted Business in the Restricted Region.

                  (b) The parties hereto recognize that the Laws and public policies of the various jurisdictions within the Restricted Region may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                  4.07 Fulfillment of Conditions. Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement (other than Section 6.12). Notwithstanding anything to the contrary contained in this Agreement, in no event will Seller, the Company or the Subsidiary be required to request, and Purchaser will not request, that Bollore consent to any changes to the Bollore Contracts other than as provided in the Bollore Consent.

                                   ARTICLE V.

                             COVENANTS OF PURCHASER

                  Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise consent in writing.

                  5.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedule 3.03 hereto,
(b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) provide reasonable cooperation to Seller, the Company and the Subsidiary in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Seller, the Company or the Subsidiary to consummate the transactions contemplated hereby. Purchaser will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

                  5.02 HSR Filings. Purchaser will (a) take promptly all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any requests for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Seller in connection with Seller's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by the Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

                  5.03 Fulfillment of Conditions. Purchaser will take all

commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement.

                  5.04 Maximizing Economic Benefits. Purchaser agrees to (i) cooperate with Seller with a view toward restructuring the transactions contemplated by the Royalty Agreement in the form of Exhibit E hereto (including contributing the "Marks", as defined therein, to a jointly owned entity such as a partnership) so as to allow the parties thereto to more fully realize the economic benefits of such transactions and (ii) negotiate in good faith with Seller any revision of such Royalty Agreement that Purchaser and Seller believe will maximize such benefits; provided, however, that Purchaser shall not have any obligation to take any action pursuant to this Section 5.04 that would result in Purchaser incurring any economic detriment as a result thereof and, provided further, that neither the restructuring of the transactions contemplated by such Royalty Agreement nor the revision of such Royalty Agreement shall constitute a condition precedent to the Closing.

                                   ARTICLE VI.

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

                  6.01 Representations and Warranties. The representations and warranties made by Seller in this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

                  6.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

                  6.03 Officers' Certificates. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Seller to the effect of the matters set forth in section 6.01 and 6.02.

                  6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  6.05 Regulatory Consents and Approvals. All consents,

approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including the HSR Act, shall have occurred.

                  6.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 3.03 hereto or in Sections 2.06 and 2.07 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

                  6.07 Opinion of Counsel. Purchaser shall have received the opinion of counsel to Seller, dated the Closing Date, in form and substance customary for transactions of the type contemplated by this Agreement and reasonably satisfactory to Purchaser.

                  6.08 Repayment of Certain Indebtedness. Prior to or at the Closing, the holders of the Subsidiary's Senior Subordinated Notes due April 20, 2001 shall have waived the requirement that they receive notice of prepayment of such Notes.

                  6.09 Corporate Authorization. Purchaser shall have received from Seller a copy of the resolutions of the board of directors and shareholders, of Seller certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver this Agreement and other closing documents on its behalf.

                  6.10 Good Standing. Seller shall have delivered to Purchaser certificates issued by appropriate governmental authorities evidencing the good standing of the Company, the Subsidiary and Seller as of a date or dates not more than ten (10) days prior to the Closing Date as corporations of the respective jurisdictions in which they were organized and are qualified to do business.

                  6.11 Financing. Purchaser shall have obtained financing for the purchase of the Shares as herein provided on the terms and conditions specified in the Commitment Letter and from a private placement of debt securities having substantially the terms set forth in Schedule 6.12 hereto.

                  6.12 Contingent Obligations. The Company and/or the Subsidiary, as applicable, shall have entered into agreements, each in a form reasonably satisfactory to Purchaser, with each holder of a Contingent Obligation pursuant to which such holder shall have agreed to cancel its Contingent Obligation at the Closing in consideration of a fixed sum cash payment by the Subsidiary at the Closing in an amount determined and negotiated with such holder by Seller in its sole discretion (such payments being referred to herein collectively as the "Contingent Obligation Payments").

                  6.13 Non-Compete Agreements. Each of Drake, Goodwin & Graham, Inc. and Africk shall have executed and delivered to Purchaser Non-Compete Agreements in the forms of Exhibits C and D attached hereto, respectively.

                  6.14 Member Consents. Each of the members of Purchaser shall have consented to (i) the conversion of Purchaser into a Delaware corporation by merger or otherwise and (ii) the inclusion in the Certificate of Incorporation of such Delaware corporation of provisions with respect to voting and conversion as those currently contained in the Certificate of Incorporation provisions attached as Exhibit C to Amendment No. 1 dated as of April 9, 1997 to the Bollore Consent.

                  6.15 Certain Agreements. (i) Each of the three Employment Agreements dated as of January 17, 1997 between the Subsidiary and each of John
C. Drake, Christopher K. Goodwin and Mark R. Graham shall have been terminated,
(ii) the Company shall have assigned all of its rights and obligations under that certain Agreement of Sublease (the "New York Sublease") dated February 14, 1997 between Yeager, Wood & Marshall Incorporated and the Company to an Affiliate of the Company other than the Subsidiary, as contemplated by Section 7 thereof, (iii) the Subsidiary and Drake, Goodwin & Graham, Inc. shall have terminated all arrangements pursuant to which the Subsidiary is obligated to purchase Learjet airtime from Drake, Goodwin & Graham, Inc. and (iv) that certain Financial Advisory Agreement dated as of

March 31, 1993 among the Company, the Subsidiary and Drake, Goodwin & Graham, Inc. shall have been terminated.

                  6.16 USTC Amendment and Bollore Consent. Each of the USTC Amendment and Bollore Consent shall be in full force and effect and the Subsidiary and Bollore shall have entered into the Buyer Trademark Agreement (as such term is defined in the Bollore consent).

                                  ARTICLE VII.

                       CONDITIONS TO OBLIGATIONS OF SELLER

                  The obligations of Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

                  7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.


                  7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

                  7.03 Officers' Certificates. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the Chairman of the Board, the President or any Vice President of Purchaser to the effect of the matters set forth in Section 7.01 and 7.02.

                  7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

                  7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including the HSR Act, shall have occurred.

                  7.06 Third Party Consents. The consents (or in lieu thereof waivers) listed in Schedule 3.03 and Sections 2.06 and 2.07 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

                  7.07 Opinion of Counsel. Seller shall have received the opinion of counsel to Purchaser, dated the Closing Date and customary for transactions of the type contemplated by this Agreement and reasonably satisfactory to Seller.

                  7.08 Corporate Authorization. Seller shall have received from Purchaser a copy of the resolutions of the managers and members of Purchaser, certified as of the Closing Date by the secretary or assistant secretary thereof, duly authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby, together with an incumbency certificate as to the persons authorized to execute and deliver this Agreement and other closing documents on its behalf.

                  7.09 Contingent Agreement. The Purchaser and the Subsidiary shall have executed and delivered to Seller a Royalty Agreement in the form of Exhibit E attached hereto.

                  7.10 USTC Amendment and Bollore Consent. Each of the USTC Amendment and Bollore Consent shall be in full force and effect and the

Subsidiary and Bollore shall have entered into the Buyer Trademark Agreement (as such term is defined in the Bollore Consent).

                                  ARTICLE VIII.

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  8.01 Survival of Representations and Warranties. The representations and warranties of Seller and Purchaser, and the covenants and agreements of Seller and Purchaser to be performed at or before the Closing, contained in this Agreement and in the certificates delivered by Seller pursuant to Section 6.03 and by Purchaser pursuant to Section 7.03 will survive the Closing (a) until the date thirty (30) months after the Closing Date with respect to the representations and warranties contained in Section 2.10 and (b) until the date twelve (12) months after the Closing Date in the case of each other representation and warranty and each of such covenants and agreements; except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or clause (b) above will continue to survive if a Claim Notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.

                  8.02 Net Worth of Seller. Seller covenants with Purchaser that from and after the Closing and until the date thirty (30) months after the Closing Date, Seller will maintain on hand cash, cash equivalents and/or marketable securities having a market value at all times in an amount which exceeds Seller's liabilities (such liabilities being calculated in accordance with GAAP) by not less than the Applicable Cap Amount. For purposes of this Agreement, the term "Applicable Cap Amount" shall mean: (i) with respect to the period from the Closing Date to the date which is 360 days after the Closing Date, an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000), (ii) with respect to the period from the date which is 360 days after the Closing Date until the date which is thirty (30) months after the Closing Date, an amount equal to Five Million Dollars ($5,000,000); provided, however, that if a Claim Notice shall have been given in good faith based on facts reasonably expected to establish a valid claim under Article IX on or prior to the date on which the Applicable Cap Amount pursuant to clause (i) or clause (ii) above would expire and such claim has not been satisfied or otherwise resolved as provided in Article IX on or before such expiration date but which claim would otherwise be covered by such Applicable Cap Amount, then such Applicable Cap Amount shall not so expire with respect to such covered claim until such claim has been satisfied or otherwise resolved as provided in Article IX.

                                   ARTICLE IX.

                                 INDEMNIFICATION


                  9.01  Indemnification.

                  (a) Subject to the other Sections of this Article IX, (i) Seller shall indemnify Purchaser, its Affiliates and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of Seller contained in this Agreement or in the certificate delivered by Seller pursuant to Section 6.03 and (ii) Seller shall
(x) reimburse the Company for sixty percent (60%) of the aggregate additional federal, state or local income taxes which the Company or the Subsidiary is required to pay after the Closing Date with respect to the proposed adjustments (the "Audit Adjustments") to the Company's Federal income Tax Returns for calendar years 1993, 1994 and 1995 described in Section 2.10 of Disclosure Schedule and (y) indemnify the Company for one hundred percent (100%) of any Losses (including but not limited to interest and penalties which are payable to a federal, state or local taxing authority in respect of the additional income taxes referred to subclause (x) above) which arise after the Closing out of the Audit Adjustments, excluding, however, the additional income taxes referred to in subclause (x) above.

                  (b) Subject to the other Sections of this Article IX, Purchaser agrees to indemnify Seller, its Affiliates and their respective officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or breach of any covenant or agreement on the part of Purchaser contained in this Agreement or in the certificate delivered by Purchaser pursuant to Section 7.03.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim arising under Section 9.01(a):

                         (i) in the case of a claim pursuant to clause (i) of
         Section 9.01(a), unless, until and then only to the extent that the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such clause (i) in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, (the "Basket Amount"), and at such time as such Losses exceed the Basket Amount the

         Indemnified Parties shall be entitled to the full amount of any and all such Losses (including the Basket Amount).

                        (ii) with respect to any Loss as to which the Indemnified Parties are entitled to receive insurance proceeds in respect thereof; or


                       (iii) with respect to any amount to the extent that an accrual is made in respect thereof for purposes of calculating Net Assets as of the Closing Date pursuant to Section 1.02(c).

                  In addition, notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate liability of Seller pursuant to clause (i) of Section 9.01(a) exceed the Applicable Cap Amount. For the avoidance of doubt in this regard, it is understood and agreed that the Applicable Cap Amount is intended to be a declining cap on Seller's aggregate liability pursuant to clause (i) of Section 9.01(a) so that, (i) in no event shall Seller's aggregate liability pursuant to clause (i) of Section 9.01(a) exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000) with respect to all claims for indemnification thereunder (including those claims described in clause (ii) below), (ii) Seller's aggregate liability with respect to claims for indemnification pursuant to clause (i) of Section 9.01(a) which are made after the date which is 360 days after the Closing Date but prior to the date thirty (30) months after the Closing Date shall be Five Million Dollars ($5,000,000) and, at that time, those claims may only be made with respect to a breach by Seller of its representations and warranties contained in Section 2.10, as more fully provided in Section 8.01 and (iii) Seller shall not have any liability with respect to claims for indemnification pursuant to clause (i) of
Section 9.01(a) which are made after the date thirty (30) months after the Closing Date.

                  9.02 Method of Asserting Claims. The party making a claim under this Article IX is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article IX is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the basis for such claim or demand, and the amount or the estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim and demand; the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party shall have the right to control the defense of such claim or demand and shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may not be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless, as part of such settlement, the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to defend a claim or demand, the Indemnified Party shall not pay or settle such claim or demand without the consent of the Indemnifying Party.

                  (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (c) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Article IX, the affected parties each agree to retain all books and records related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder and designated as confidential by the party providing such information or documents and which is not otherwise generally available to the public and not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                  (d) Anything contained herein to the contrary notwithstanding, Seller shall have the sole right to control the defense and settlement of the Audit Adjustments and any appeal thereof; it being understood and agreed, however, that (i) the Company shall be responsible for the payment of forty per cent (40%) of the additional federal, state or local income taxes referred to in subclause (x) of clause (ii) of Section 9.01(a) and (ii) unless the prior written consent of Purchaser shall be obtained (which consent shall not be unreasonably withheld), such settlement must include a full and unconditional release of the Company and the Subsidiary reasonably satisfactory to Purchaser. Seller shall retain an accounting firm and/or counsel (who shall be reasonably acceptable to Purchaser; it being agreed that Coopers & Lybrand L.L.P. and Rogers

& Wells shall be acceptable to Purchaser) to represent the Company and the Subsidiary in connection with the Audit Adjustments and shall pay the reasonable fees and disbursements of such accountants and counsel. Purchaser shall have the right to retain its own accountants and counsel with respect to the Audit Adjustments but the fees and disbursements of such accountants and counsel shall be at the expense of Purchaser. Purchaser shall, and shall cause the Company and the Subsidiary and its and their accountants and counsel to cooperate with Seller and its accountants and counsel in the defense of the Audit Adjustments. Purchaser shall not, and shall cause the Company and the Subsidiary not to, pay or settle the Audit Adjustments without the prior written consent of Seller. Nothing contained in this Section 9.02(d) is intended to modify Section 9.02(c), which shall also apply to the matters set forth in this
Section 9.02(d).

                  9.03 Exclusivity. After the Closing, to the extent permitted by Law and except as provided in paragraph (c) of Section 4.06, the indemnities set forth in this Article IX shall be the exclusive remedies of Purchaser and Seller, their Affiliates and their respective officers, directors, employees and agents for any misrepresentation, breach of warranty or breach of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

                                   ARTICLE X.

                                   TERMINATION

                  10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) at any time before the Closing, by mutual written agreement of Seller and Purchaser; or

                  (b) at any time after the Cut-Off Date, by Seller or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

                  (c) at any time before the Closing, by Seller or Purchaser upon notification of the non-terminating party if either of the Bollore Consent or the USTC Amendment shall have terminated.

                  10.02 Effect of Termination. If this Agreement is validly

terminated pursuant to Section 10.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their Affiliates or their respective officers, directors, employees or agents), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Sections 12.03 and confidentiality in Sections 12.05 and 12.06 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 10.01(b), each party will remain liable to the other party for any willful breach of this Agreement existing at the time of such termination.

                                   ARTICLE XI.

                                   DEFINITIONS

                  11.01  Definitions.    (a) As used in this Agreement, the
following defined terms shall have the meanings indicated below:

                  "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

                  "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning more than fifty (50%) of the voting securities of a second Person shall be deemed to control that second Person.

                  "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto, as the same shall be amended from time to time.

                  "Applicable Cap Amount" has the meaning specified in
Section 8.02.

                  "Audited Financial Statement Date" means December 31, 1996.

                  "Audit Adjustments" has the meaning specified in
Section 9.01(a).

                  "Balance Sheet" has the meaning specified in Section 1.02(c).

                  "Bollore" means Bollore Technologies S. A.

                  "Bollore Consent" means that certain Consent Agreement dated as of April 4, 1997 between Bollore and the Subsidiary, as amended by an

Amendment No. 1 thereto dated as of April 9, 1997, a copy of which is attached hereto as Exhibit G.

                  "Bollore Contracts" means the three Amended and Restated Distribution and License Agreements dated as of November 30, 1992 between the Subsidiary and Bollore relating to the distribution of Zig Zag cigarette paper booklets in the United States, in Canada and in Hong Kong and certain other territories, as amended by agreements dated January 28, 1993, March 31, 1993, June 10, 1996 and September 25, 1996 and by the Bollore Consent.

                  "Bollore Payment" means any of the amounts payable to Bollore by the Subsidiary pursuant to Section 2 of the Bollore Consent.

                  "Business Combination" has the meaning specified in Section 4.04.

                  "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York and North Carolina are authorized or obligated to close.

                  "Business or Condition of the Company" means the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiary, taken as a whole.

                  "Claim Notice" has the meaning specified in Section 9.02(a).

                  "Class A Common Stock" means the Class A voting common stock, par value $0.01 per share, of the Company.

                  "Class B Common Stock" means the Class B non-voting common stock, par value $0.01 per share, of the Company.

                  "Closing" means the closing of the transactions contemplated by Section 1.03.

                  "Closing Date" means (a) the fifth Business Day after the day on which the last of the consents, approvals, actions, filings, notices or waiting periods described in or related to the filings described in Sections
6.04 through 6.06 and Sections 7.04 through 7.06 has been obtained, made or given or has expired, as applicable, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Commitment Letter" means that certain commitment letter dated February 14, 1997 from Societe Generale, a copy which is attached hereto as Exhibit F.

                  "Company" has the meaning ascribed to it in the forepart of this Agreement.

                  "Company Plan" means a plan maintained by the Company or the Subsidiary that is (a) an employee pension benefit plan (as defined in ERISA ss. 3(2)) or (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)) subject to ERISA.

                  "Contingent Obligations" shall mean (i) the obligations of the Company and the Subsidiary to make certain payments under the letter agreement dated March 31, 1993 from the Company and the Subsidiary to Banque Nationale de Paris, New York Branch and (ii) the obligations of the Subsidiary to make certain payments under the three letter agreements dated May 5, 1995 between the Subsidiary and each of Crescent/MACH I Partners, L.P., Crescent Shared Opportunity Fund II, L.P. and Continental Casualty Company.

                  "Contingent Obligation Payment"  has the meaning specified in
Section 6.12.

                  "Contract" means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

                  "Cut-Off Date" means June 30, 1997.

                  "Debt Payments" means an amount equal to the sum of (i) the total principal, interest and all other amounts required to repay in full, at the Closing, all Indebtedness under the Subsidiary's Senior Subordinated Notes due April 20, 2001, (ii) the total principal, interest and all other amounts required to repay in full, at the Closing, all Indebtedness under the Credit Agreement, dated as of April 28, 1995 among the Subsidiary, as borrower, the banks named therein and NationsBank N.A. Carolina, as agent, (iii) the Prepayment Amount (as such term is defined in the USTC Amendment), (iv) the aggregate amount which Seller, in its sole discretion, shall have agreed with the holders of all Contingent Obligations shall be paid to such holders by the Subsidiary at the Closing in consideration of the cancellation of the Contingent Obligations and (v) any and all other long term Indebtedness incurred by Seller after the date hereof and which remains outstanding at the Closing; provided, however, that the term "Debt Payments" shall not include (x) any portion of any of the foregoing to the extent that it is included as a current liability for purposes of calculating Net Assets as of the Closing Date or (y) the Bollore Payment.

                  "Disclosure Schedule" means the record delivered to Purchaser by Seller on the date hereof, containing all lists, descriptions, exceptions and other information and materials as are included therein by Seller.

                  "Estimated Statement" has the meaning specified in Section 1.02(c).

                  "ERISA" means the Employee Retirement Income Security Act of

1974, as amended, and the rules and regulations promulgated thereunder.

                  "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Company or the Subsidiary is a member and which is treated as a single employer under Section 414 of the Code.

                  "ERISA Event" with respect to any Person means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Company Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (ii) the provision by the administrator of any Company Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Company Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4068(f) of ERISA; (iv) the failure by such Person or any of its ERISA Affiliates to make a payment to a Company Plan required under Section 302(f)(1) of ERISA; (v) the adoption of an amendment to a Company Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Company Plan, pursuant to Section 307 of ERISA; or (vi) the institution by the PBGC of proceedings to terminate a Company Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Company Plan.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period.

                  "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

                  "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

                  "Indemnified Party" has the meaning specified in Section 9.02.


                  "Indemnifying Party" has the meaning specified in
Section 9.02.

                  "Independent Accountant" has the meaning specified in Section 1.02(c).

                  "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, and all pending applications for and registrations of patents, trademarks, service marks and copyrights, both foreign and domestic.

                  "IRS" means the United States Internal Revenue Service.

                  "Knowledge of Seller" means the actual knowledge of any of the following Persons: Africk, John Drake, Chris Goodwin, Mark Graham, Ron Beasly and Bob Dixson.

                  "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

                  "Liens" means any mortgage, pledge, security interest, lien or other encumbrance.

                  "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation reasonable fees of attorneys).

                  "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

                  "Net Assets" means, as of any date, the amount by which (i) the consolidated current assets of the Company and the Subsidiary (excluding for this purpose the amount contributed to the Company by Purchaser pursuant to
Section 1.02(b)) as of such date exceed (ii) the consolidated current liabilities of the Company and the Subsidiary (excluding for this purpose the Option Cancellation Payment to be paid pursuant to Section 1.02(b), the Bollore Payment, any Debt Payments and any other amounts which will be extinguished by payment of the Bollore Payment or Debt Payments pursuant to Section 1.03, including without limitation, current maturities of long term debt) as of such date. Net Assets shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the financial statements described in Section 2.09.


                  "New York Sublease" has the meaning specified in Section 6.15.

                  "Notice of Disagreement" has the meaning specified in Section 1.02(c).

                  "Option" with respect to any Person means any security, right, subscription, warrant, option, or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person.

                  "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

                  "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

                  "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect the Business or Condition of the Company.

                  "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "Purchase Price" has the meaning ascribed to it in Section
1.02.

                  "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

                  "Representatives" has the meaning ascribed to it in Section 4.03.

                  "Restricted Business" means the marketing and distribution of cigarette papers.

                  "Restricted Region" means the United States of America and Canada.

                  "Seller" has the meaning ascribed to it in the forepart of this Agreement.


                  "Seller's Accountant" has the meaning specified in Section 1.02(c).

                  "Shares" has the meaning ascribed to it in the forepart of this Agreement.

                  "Statement of Net Assets" has the meaning specified in Section 1.02(c).

                  "Subsidiary" means North Atlantic Trading Company, Inc., a Delaware corporation.

                  "Tax Returns" means any return, report, information return or other document filed or required to be filed with any federal, state, local or foreign Governmental or Regulatory Authority in connection with the determination, assessment or collection of any Taxes.

                  "Taxes" means any and all federal, state, local or foreign taxes of any kind (together with any interest, penalties, or additional amounts imposed on or with respect thereto) imposed by any government or taxing authority including without limitation, all federal, state, foreign and local income, profits, franchise, sales, use, occupation, property, excise, ad valorem, employment or other taxes.

                  "Transfer Taxes" means any sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees.

                  "USTC" means United States Tobacco Company.

                  "USTC Amendment" means that certain Amendment No. 3 to Asset Purchase Agreement dated as of April 9, 1997 among the Subsidiary, USTC and certain subsidiaries of USTC, a copy of which is attached hereto as Exhibit H.

                  "UST Obligation" means the obligations of the Subsidiary to make the Trademark Contingent Royalty Payments to USTC pursuant to Section 1.06 of that certain Asset Purchase

Agreement dated as of November 25, 1992 among the Subsidiary, USTC and certain subsidiaries of USTC, as amended.

                  (b) Unless the context of this Agreement otherwise requires,
(i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                  ARTICLE XII.

                                  MISCELLANEOUS

                  12.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                  If to Seller, to:

                  NATC Holding Company, Ltd.
                  c/o NATC Holdings USA, Inc.
                  630 Fifth Avenue, 29th Floor
                  New York,  New York  10111
                  Facsimile No.:  212-218-1610
                  Attn:  Mr. Mark Graham

                  with a copy to:

                  Rogers & Wells
                  200 Park Avenue

                  New York,  New York  10166
                  Facsimile No.:  212-878-8375
                  Attn:  Steven A. Hobbs, Esq.

                  If to Purchaser, to:

                  NTC Holding L.L.C.
                  257 Park Avenue South
                  New York, New York  10010
                  Facsimile No.:  212-428-1460
                  Attn:  Thomas F. Helms, Jr.

                  with copies to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Facsimile No.:  212-310-8007
                  Attn:  David E. Zeltner, Esq.

                  - and -


                  Fennebresque, Clark, Swindell & Hay
                  NationsBank Corporate Center
                  100 North Tryon Street, Suite 2900
                  Charlotte, North Carolina  28202
                  Facsimile No.:  704-347-3838
                  Attn:  Jeffrey S. Hay, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

                  12.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

                  12.03 Expenses. Except as otherwise expressly provided in this Agreement, Seller agrees to pay, without right of reimbursement from Purchaser, the Company or the Subsidiary, the costs incurred by Seller, the Company and the Subsidiary, and Purchaser agrees to pay, without right of reimbursement from Seller, the costs incurred by it, incident to the preparation and execution of this Agreement and performance of their respective obligations hereunder, whether or not the transaction contemplated by this Agreement shall be consummated, including, without limitation, the fees and disbursements or legal counsel, accountants and consultants employed by the respective parties in connection with the transactions contemplated by this Agreement.

                  12.04. Transfer Taxes. Purchaser agrees to pay any Transfer Taxes arising out of or in connection with the transactions effected pursuant to the Agreement, and shall indemnify, defend, and hold harmless Seller with respect to such Transfer Taxes.

                  12.05 Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any release to the press or other public disclosure with respect to this Agreement or the transaction contemplated hereby without the consent of the other party and Purchaser will not make any statement to any employee, customer, supplier of the Company or the Subsidiary or other Person with respect to this Agreement or the transactions contemplated hereby without the consent of Seller, which consents shall not be unreasonably withheld. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 12.05, Seller consents to Purchaser discussing the transactions contemplated hereby with the following: (i) Purchaser's current or proposed debt and equity providers and Purchaser's management committee members and professional advisors; (ii) any of Seller's top ten customers; provided, however, that such communications are made in the presence of Africk; provided further, however, that in the event that Purchaser reasonably requires further access to Seller's customers, Purchaser's financial advisor, UBS, shall be permitted to contact any of Seller's next top twenty customers so long as such communications are made in the presence of Africk or Smith Barney, Inc. and the reason for or context of such communications disclosed by UBS or any other party in connection with such communications are limited to a potential refinancing of the Company and (iii) Messrs. Africk, Beasly, Dixson, and each of the Seller's five regional sales directors.

                  12.06 Confidentiality Each party hereto will hold, and will cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate, or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser's use of documents and information concerning the Company and the Subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver or cause to be redelivered all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.


                  12.07 Further Assurances; Post-Closing Cooperation. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority or (iv) the determination or enforcement of the rights and obligations of any Indemnified Party. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

                  (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by Seller in accordance with this paragraph shall be held confidential by Seller in accordance with Section 12.06.

                  (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

                  12.08 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

                  12.09 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

                  12.10 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.

                  12.11 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Notwithstanding the preceding sentence, Purchaser may assign any or all of its rights, interests and obligations hereunder to (x) any successor in interest, prior to the Closing, to all or substantially all of the assets and properties of Purchaser or (y) any wholly-owned subsidiary of Purchaser or any such successor, in each case without the consent of (but with notice to) Seller; provided, however, that Purchaser shall remain primarily liable hereunder following each such assignment referred to in clause (x) or clause (y). This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

                  12.12 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                  12.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  12.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

                  12.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  12.16 Name Change. At or prior to the Closing, the Company shall change its name to exclude, and shall thereafter cease to use, the name "NATC"; it being understood and agreed that Seller shall retain all rights to the use of the name "NATC" and that, after the Closing, none of Purchaser, the Company, the Subsidiary or any of their Affiliates shall be entitled to use the name "NATC" but they shall be entitled to use the name "North Atlantic Trading Company, Inc." and the Seller and its Affiliates shall not be entitled to use such name.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                                NATC HOLDING COMPANY, LTD.

                                                By:/s/    Mark R. Graham
                                                   -----------------------
                                                   Name:  Mark R. Graham
                                                   Title: Vice President


                                                 NTC HOLDING, L.L.C.

                                                By:/s/    Thomas F. Helms, Jr.
                                                   ---------------------------
                                                   Name:  Thomas F. Helms, Jr.
                                                   Title: President and Manager